Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Chief Business and Principal Financial Officer
510-665-7257
mostrach@dynavax.com

Dynavax Announces Laura Brege Has Joined Board of Directors and Denise Gilbert Will Retire

BERKELEY, CA -- 02/6/15 -- Dynavax Technologies Corporation (NASDAQ: DVAX) announced today the appointment of Laura Brege to its Board of Directors and Audit Committee.  Denise Gilbert, a director and the Chair of the Audit Committee since 2004, will retire from her positions with the company following the next Audit Committee meeting, whereupon Ms. Brege will become Chair of the Committee.

Ms. Brege is President and Chief Executive Officer of Nodality Inc.  She has over 20 years of executive management experience in the pharmaceutical, biotechnology and venture capital industries.  Prior to joining Nodality in 2012, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., including Executive Vice President and Chief Operating Officer.  While at Onyx she led multiple functions, including commercialization, strategic planning, corporate development, and medical, scientific and government affairs.  Prior to Onyx, Ms. Brege was a General Partner at Red Rock Capital Management, a venture capital firm specializing in early stage financing for technology companies.  Previously, Ms. Brege was SVP and Chief Financial Officer at COR Therapeutics.  Earlier in her career, she served as Chief Financial Officer at Flextronics, Inc. and Treasurer of The Cooper Companies, Inc.  She serves on the Board of Directors of Acadia Pharmaceuticals, Inc., Aratana Therapeutics, Inc. and Pacira Pharmaceuticals, Inc.  Ms. Brege earned her undergraduate degrees from Ohio University (Honors Tutorial College) and her MBA degree from the University of Chicago.

"We are grateful for the extraordinary skill, insight and effort Denise devoted to her roles as a director and Audit Committee Chair.  We will miss her very much.  Laura Brege’s financial background and extensive executive experience in the biotechnology industry will be of great utility to our Board and Audit Committee as we advance toward commercial activities and broaden our immuno-oncology efforts," said Arnold Oronsky, Chairman of the Dynavax Board.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, uses TLR biology to discover and develop novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology.  Dynavax's lead product candidate is HEPLISAV-B™, a Phase 3 investigational adult hepatitis B vaccine.  For more information visit www.dynavax.com.

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